Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the common shares of beneficial interest, $0.01 par value per share, of Diversified Healthcare Trust, a Maryland real estate investment trust. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 23, 2023

Flat Footed LLC

By:	/s/ Marc Andersen
	Name:	Marc Andersen
	Title:	Managing Member

/s/ Marc Andersen
Marc Andersen